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                                                                   EXHIBIT 99.1


[BLAIR CORPORATION LOGO]


FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation                                            Carl Hymans
Bryan Flanagan, SVP/Chief Financial Officer                  G.S. Schwartz & Co
814-723-3600                                                 212-725-4500
                                                             carlh@schwartz.com

          BLAIR CORPORATION REPORTS IMPROVED SECOND QUARTER RESULTS AND
                 ANNOUNCES THE COMMENCEMENT OF ITS TENDER OFFER

WARREN, Pa., (July 20, 2005) -- Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women's and men's apparel and home products, today announced results for the second quarter and six months ended June 30, 2005. In addition, Blair today commenced its tender offer to repurchase
4.4 million shares of approximately 8.3 million shares outstanding.

Net sales for the second quarter ended June 30, 2005 were $120.8 million compared to $127.0 million reported for the second quarter ended June 30, 2004.

Net income for the second quarter ended June 30, 2005 was $6.1 million, or $0.74 per basic and $0.73 per diluted share, compared to $5.0 million, or $0.62 per basic and $0.61 per diluted share, reported for the second quarter last year.

Net sales for the six months ended June 30, 2005 were $228.4 million, compared to $255.6 million reported for the first six months ended June 30, 2004.

Net income for the six months ended June 30, 2005 was $6.7 million, or $0.82 per basic and $0.81 per diluted share, compared to $5.6 million, or $0.69 per basic and diluted share, reported for the six months last year.

The $6.2 million reduction in net sales for the second quarter of 2005 was driven primarily by a decrease of approximately $5.7 million resulting from the previously announced closing of its Crossing Pointe catalog that was completed in March 2005.

Net income results for the quarter reflect Blair's continued focus on its core business opportunities and profitability. These initiatives are key elements of Blair's strategic plan to eliminate unprofitable sales and enhance shareholder value.

Cost of goods sold as a percentage of net sales for the second quarter of 2005 was 45.5% compared to 45.9% for the second quarter of 2004, reflecting continued success in its efforts to lower overall liquidation costs.


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Blair also benefited by negotiating lower merchandise cost from its existing vendors. Blair plans to expand its own International Trade Department's product development and sourcing as part of its strategic initiatives to further reduce cost of goods and increase profitability.

During the second quarter, Blair announced plans to initiate a stock tender buyback of approximately 4.4 million shares of its outstanding common stock at $42 per share, at an aggregate price of approximately $185 million. The tender will commence today. Blair also recently closed on a $200 million financing from PNC Financial Services Group, Inc., which will be used to finance, in part, the stock tender buyback in conjunction with $40 million of Blair's cash reserves.

"Blair intends to pay down this credit facility from PNC with the proceeds received from the previously announced sale of its credit portfolio to Alliance Data Systems Corp. With our tender commencing today, we are confident that the repurchase of more than half of our shares, in conjunction with remaining an independent public company, will maximize future shareholder value," said Bryan Flanagan, senior vice president and Chief Financial Officer.

Blair's e-commerce channel generated $48.6 million in gross sales demand in the first six months of 2005, compared to $45.6 million in the first six months of 2004. The year-over-year increase was achieved despite significantly lower Crossing Pointe e-commerce gross sales demand.

"The increase in profitability for the second quarter reflects Blair's strategic efforts to focus on its core customer base, lowering overall operating costs and reducing unprofitable sales," said John Zawacki, president and Chief Executive Officer.

"Blair is confident that today's tender offer will be a major factor in enhancing shareholder value. We remain committed to increasing profitability and further developing and implementing strategic plans which will enhance our position as the premier direct marketer to value-conscious consumers," Mr. Zawacki concluded.

ABOUT BLAIR

Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women's and men's apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs over 2,000 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex: BL).

BLAIR CORPORATION SECURITY HOLDERS ARE ADVISED TO READ BLAIR CORPORATION'S TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TENDER OFFER. BLAIR CORPORATION WILL NOTIFY ALL OF ITS SECURITY HOLDERS WHEN THE TENDER OFFER STATEMENT BECOMES AVAILABLE. WHEN AVAILABLE, BLAIR CORPORATION SECURITY HOLDERS MAY GET THE TENDER OFFER STATEMENT AND OTHER FILED DOCUMENTS RELATED TO THE TENDER OFFER FOR FREE AT THE U.S. SECURITIES AND EXCHANGE COMMISSION'S WEB SITE (www.sec.gov). IN ADDITION, BLAIR CORPORATION SECURITY HOLDERS MAY REQUEST A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS RELATED TO THE TENDER OFFER FROM BLAIR CORPORATION WHEN AVAILABLE.


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This release contains certain statements, including without limitation, statements containing the words "believe," "plan," "expect," "anticipate," "strive," and words of similar import relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.

                           --Financial table follows--


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                                BLAIR CORPORATION
                        COMPARATIVE OPERATING HIGHLIGHTS
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FOR THE THREE MONTHS ENDED JUNE 30
                                                                    ----------------------------------
                                                                  2005                              2004
                                                             -------------                     --------------
Net sales                                                         $120,835                          $ 126,993
Income before income taxes                                           9,639                              8,087
Income taxes                                                         3,575                              3,076
Net income                                                           6,064                              5,011

Basic / diluted earnings per share                           $0.74 / $0.73                      $0.62 / $0.61

Weighted average basic shares outstanding                        8,191,942                          8,092,034

Weighted average diluted shares outstanding                      8,324,925                          8,166,940


                                                                     FOR THE SIX MONTHS ENDED JUNE 30
                                                                     --------------------------------

                                                                  2005                              2004
                                                             -------------                     --------------
Net sales                                                        $ 228,392                          $ 255,635
Income before income taxes                                          10,661                              9,007
Income taxes                                                         3,947                              3,425
Net income                                                           6,714                              5,582

Basic / diluted earnings per share                           $0.82 / $0.81                     $0.69 / $ 0.69

Weighted average basic shares outstanding                        8,184,428                          8,071,579

Weighted average diluted shares outstanding                      8,317,667                          8,139,561


                   SELECTED BALANCE SHEET ITEMS AS OF JUNE 30
                   ------------------------------------------


                                                                  2005                           2004
                                                               ----------                     ----------
Customer accounts receivable                                   $  134,631                     $  146,289

Inventories                                                    $   67,771                     $   76,136

Total assets                                                   $  348,268                     $  339,298

Total liabilities                                              $   60,044                     $   64,872

Stockholders' equity                                           $  288,223                     $  274,426

Total liabilities and stockholders' equity                     $  348,268                     $  339,298